Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

IMPAIRMENT CHARGES FOR INVESTMENTS IN

TOMSTEN, INC. AND BRIDGEFUNDS, LLC

Minneapolis, MN (February 8, 2013)  —  Winmark Corporation (Nasdaq: WINA) announced today that it recorded impairment charges relating to its’ investments in (i) Tomsten, Inc. (d/b/a Archiver’s) and (ii) BridgeFunds, LLC.  The impact to Winmark’s financial statements includes:

•                  A $1.8 million reduction to the carrying value of Winmark’s investment in Archiver’s;

•                  A $0.7 million reduction to the carrying value of Winmark’s investment in BridgeFunds, LLC;

•                  A reduction of Winmark’s equity of $2.5 million;

•                  A reduction of pre-tax income of $2.5 million for the quarter ended December 29, 2012.  The charges will negatively impact earnings per share by approximately $0.47 per share for the quarter.

After these non-cash impairment charges, Winmark no longer has any carrying value for either of these investments.

Winmark plans to announce its fourth quarter and year-end results on February 27, 2013.

Winmark Corporation creates, supports and finances business. At December 29, 2012, there were 968 franchises in operation under the brands Plato’s Closet®, Play It Again Sports®, Once Upon A Child®, and Music Go Round®. An additional 65 retail franchises have been awarded but are not open.  In addition, at September 29, 2012, the Company had a lease portfolio of $34.1 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.